EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		April 23, 2008
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS FIRST QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2008.
Net sales for the quarter ended March 31, 2008 increased to $281.8 million compared to $260.7 million during the first quarter of 2007. Net income for the first quarter of 2008 increased 112% to $13.6 million versus $6.4 million in the first quarter of 2007. Fully diluted net earnings per common share were $0.58 in the first quarter of 2008 versus $0.27 in the first quarter of 2007.
On a sequential quarter comparison, net sales for the first quarter of 2008 were $281.8 million versus $281.9 million during the fourth quarter of 2007. Net income for the first quarter of 2008 increased to $13.6 million versus a loss of $1.1 million in the fourth quarter of 2007. Fully diluted net earnings per common share were $0.58 in the first quarter of 2008 versus a loss of $0.05 in the fourth quarter of 2007.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are very pleased to announce strong earnings in this difficult period for our industry. The highly publicized housing slowdown continues to impact building wire industry unit sales adversely. However, as our first quarter results clearly demonstrate, our consistently low cost structure gives us strong leverage on the upside when margins improve, as we improved from a net loss per share of $0.05 in the fourth quarter of 2007 to a net profit per share of $0.58 in the first quarter of 2008. The driving force behind the margin improvement we experienced in the quarter was the pricing rationality our industry displayed. The spread between the average price of wire we sold in the first quarter that contained a pound of copper minus the total cost of all materials increased 36.5 cents per pound versus the fourth quarter of 2007. Margins were enhanced due to our efforts to increase prices to more realistic levels, as the industry introduced at least seven new price sheets during the quarter, as copper costs approached $4.00 per pound. This margin improvement was supported by our disciplined approach to the market. We sacrificed volume during the quarter as unit volume decreased 9% on a sequential quarter basis, firmly demonstrating our belief in taking profit over volume.
Our balance sheet remains strong. The only long-term debt we have as of March 31, 2008, is $100 million in long-term notes due in 2011, with our $200 million revolving line of credit at a zero balance. In addition, we had $101.7 million in cash as of March 31, 2008. Pursuant to the stock repurchase plan we announced in November of 2007, we repurchased 257,300 shares of our common stock through March, 132,900 of those shares in the first quarter. We also declared our sixth consecutive quarterly cash dividend during the first quarter of 2008.
With our exceptionally strong balance sheet, we have the capability to approach the future confidently. Our low cost structure and strong balance sheet have enabled us to withstand tough periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their tremendous efforts and our stockholders for their continued support.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007
ASSETS

Current Assets
Cash	$101,744	$78,895
Receivables, net	235,503	216,780
Inventories	76,416	82,013
Prepaid Expenses and Other	1,109	18,287

Total Current Assets	414,772	395,975

Property, Plant and Equipment, net	118,055	117,831

Other Assets	107	106

Total Assets	$532,934	$513,912

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$32,145	$23,645
Accrued Liabilities and Other	25,021	25,420

Total Current Liabilities	57,166	49,065

Long Term Liabilities
Note Payable	100,852	100,910
Other Long Term Liabilities	—	—
Non-Current Deferred Income Taxes	8,728	8,968

Total Long Term Liabilities	109,580	109,878

Total Liabilities	166,746	158,943

Stockholders’ Equity
Common Stock	261	261
Additional Paid in Capital	41,931	41,806
Treasury Stock	(19,378)	(17,315)
Retained Earnings	343,374	330,217

Total Stockholders’ Equity	366,188	354,969

Total Liabilities and Stockholders’ Equity	$532,934	$513,912

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands)
(Unaudited)

	Quarter Ended March 31,
	2008		2007

Net Sales	$281,759	100.0%	$260,729	100.0%
Cost of Sales	246,289	87.4%	235,985	90.5%

Gross Profit	35,470	12.6%	24,744	9.5%

Selling, General and Administrative Expenses	14,467	5.1%	13,579	5.2%

Operating Income	21,003	7.5%	11,165	4.3%

Net Interest & Other Expense	732	0.3%	1,154	0.4%

Income before Income Taxes	20,271	7.2%	10,011	3.8%

Income Taxes	6,652	2.4%	3,572	1.4%

Net Income	$13,619	4.8%	$6,439	2.5%

Basic Earnings Per Share	$0.59		$0.28

Diluted Earnings Per Share	$0.58		$0.27

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,181		23,314

-Diluted	23,454		23,689

Dividends Declared per Share	$0.02		$0.02